Exhibit 99.2

Scott:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Mitchell, Executive Vice President and CFO and Katie Reinsmidt, Senior Vice President of Investor Relations and Corporate Investments.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measure will be included in today’s earnings release and supplemental that is furnished on Form 8-K and available in the investing section of the website at cblproperties.com.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead sir.
Stephen:
Thank you, Scott and good morning everyone.
We are pleased to continue our strong performance this year with excellent results for the third quarter. Portfolio same-center NOI growth of 2.6% and adjusted FFO growth of 1.8% to $0.57 per share put us squarely on track to achieve the high-end of our guidance ranges.
Demand for space in our malls remains healthy, with occupancy moving up 110 basis points to 93.5% for the portfolio and 90 basis point to 92.5% in same-center malls. In total, we leased approximately 800,000 square feet during the quarter. As we anticipated, stabilized mall leasing spreads have improved as the year has progressed averaging 10.2% in the quarter. This improvement was led by an increase in renewal spreads to an average of 7.3%, while new leasing continues to be strong at 19.7%. We have finalized our negotiation with the new owners of Aeropostale. As previously planned we closed several stores during the third quarter and also sold properties with Aero exposure, ending the third quarter with 58 stores. All 58 stores will stay open until the end of the year and in January, 9 additional stores will close and rents at certain locations will be reduced. The total gross rent impact in 2017 from these additional closures and modifications is roughly $3.0 million.
Sales growth has moderated as we have moved later in the year. For the rolling 12 months, sales in our portfolio were down 50 basis points to $377 per square foot. Tier 2 and 3 generated slight increases while Tier 1 declined modestly, primarily driven by two properties located in energy markets. Holiday sales forecasts by ICSC and NRF are in the 3-3.5% range, so we are optimistic that sales will end the year in a more positive direction.
Our disposition program has made major progress this year both for Tier 3 malls and non-core properties. We recently closed on the assignment of our 50% ownership interest in High Pointe Commons for $16.9 million. We also sold an office building in Greensboro, NC for $2.4 million and have additional non-core asset transactions in process that we hope to announce over the next few months.

As we announced in yesterday’s release, we have a binding contract on a portfolio of three tier-3 assets for $32.25 million. We anticipate closing that transaction in the fourth quarter. We have closed or have in process 17 mall transactions as part of our portfolio transformation program identified in April 2014 representing a value of over $700 million. We have additional promising activity underway and hope to bring this program to a close next year.
On last quarter’s call, we reviewed some of the target metrics we had set forth on our investor call in 2014 and discussed how we have already reached or exceeded a number of those targets. While I won’t go through the full list, it’s worthwhile to note that our Tier 3 NOI is now just 7% of Total Mall NOI compared with 22% when we started on this path and it will continue to decline. It’s important for you all to take a fresh look at CBL. We are not the same company that we were just two years ago. The progress we have made on our portfolio transformation strategy is substantial and this program has yielded tangible results in our performance.
I’m excited to see us approaching the end of this program. We have successfully transformed our portfolio as well as our balance sheet, creating a much stronger and more stable company. Our ongoing investment in redevelopments, expansions and select new development projects has been a meaningful contributor to the strengthening as well.
Over the past few years, we have refined our expertise in department store redevelopment and have been successful in using these opportunities to bring new retailers, restaurant and entertainment uses to our malls. As you are aware, Macy’s recently announced a store closure plan that will go into effect after the holidays. We’ve been in discussions with Macy’s regarding terms and timing and while the list is still being finalized, we expect to gain control of 5-7 locations in early 2017. We are already working on plans for re-tenanting these spaces to be ready to move forward quickly early next year. Getting these stores back will allow us to upgrade the offerings at the malls, driving higher traffic and sales at attractive high-single to low double-digit returns on investment.
Our job as a major mall landlord is to make sure our shopping centers evolve to meet changing consumer preferences. Our portfolio of market dominant properties occupies the best commercial real estate locations in their markets and being able to recapture an underperforming box is the ideal way to bring new excitement to our shoppers and long-term success to our properties. I will now turn the call over to Katie to discuss our current redevelopment and new development pipeline in more detail.
Katie:
Thank you, Stephen.
Since 2013, we have completed or are under construction on over 20 redevelopment projects representing an investment of roughly $250 million at our share and generating an average return of 8.5%. We also are pursuing certain expansions at our malls as well as select new developments. As a result of these projects, we have successfully offset the dilution from our disposition program, maintaining EBITDA and growing FFO.
This quarter we commenced construction on a couple of new redevelopments, including the addition of T.J. Maxx at Hickory Point Mall in Forsyth, IL, which will open in fall of 2017.

At East Towne Mall in Madison, WI, we are redeveloping shop space to accommodate a new Planet Fitness, which will open by year-end. Several anchor redevelopments are on track for openings ahead of the holidays, including a new H&M at York Galleria in York, PA in part of the former JCPenney. Dick’s Sporting Goods and ULTA will open, replacing JCPenney at College Square in Morristown, TN, as well as Dunham’s Sports in a former Shopko at Northpark Mall in Joplin, MO. We are proactively working with department stores to recapture underperforming locations and line-up replacements.
We have one ground-up development in process, The Outlet Shoppes at Laredo, our 65/35 joint venture with Horizon. The 350,000-square-foot center features a terrific retail line-up including Michael Kors, Brooks Brothers, Nike, Under Armour and Puma. We are nearing 80% preleased and look forward to a strong opening in spring 2017. We are exploring other opportunities to continue our partnership with Horizon given how successful it has been and will evaluate each new opportunity individually as it is presented.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
We are pleased with our financial results for this quarter. Adjusted FFO growth of 1.8% to $0.57 per share was fueled primarily by top line improvement including growth in rent and occupancy in the same-center pool as well as contributions from new developments and interest savings. This growth was offset by dilution from asset sales completed year-to-date.
G&A for the quarter was $12 million, net of $1.2 million in nonrecurring legal and professional fees, representing 4.8% of total revenue for the quarter, consistent with the prior-year period.
During the quarter, we recorded an impairment of $53.6 million related primarily to the pending sale of the three malls under binding contract. We also recorded a $7.0 million gain on the sale of our joint venture interest in High Pointe Commons, during the quarter. Neither item was included in FFO.
Our cost recovery ratio for the third quarter was 98.1% compared with 100.8% in the prior-year period. For the 9-months, the cost recovery ratio was flat from the prior-year period.
Same-center NOI in the quarter continued our streak of strong results this year with an increase of 2.6% for the total portfolio and 2.3% in the mall portfolio. Growth in the same-center pool was driven by occupancy increases and rental growth with revenues improving by $3.4 million and savings in operating expense of $1.0 million.
Based on third quarter results, the impact of announced transactions and our current outlook for the remainder of the year, we are maintaining our adjusted FFO guidance in the range of $2.36 to $2.40 per diluted share, and anticipate reaching the high-end of this range. We also anticipate achieving the high-end of our guidance range for same-center NOI growth of 1.5% to 2.5%. We are projecting a 75 - 125 basis point improvement in stabilized mall occupancy from prior-year end. Guidance includes anticipated dilution from the sale of the three malls that are under contract, but does not include any unannounced transactions.
We have made significant progress improving our balance sheet and our total debt balance continues to decline. We’ve lowered total pro rata debt by more than $460 million since the prior-year period and $380 million since year-end. We anticipate further improvement of $190 million as the three malls in receivership are returned to the lender. At September 30th our rolling-twelve month net debt-to-EBITDA multiple was 6.6 times compared with 7.1 times at the end of the prior-year period.

The unencumbered property pool continues to grow and improve. Year-to-date we have retired $172 million of secured debt. We utilized disposition proceeds to fund the payoff of the $55.2 million loan secured by Dakota Square, a tier one mall, as well as two loans totaling $17 million at our share, that were secured by two unconsolidated properties. After the end of the quarter, we retired the $38.3 million loan secured by our open-air property Southaven Town Center. All four loans had very high debt yields and it made sense to retire them. We have reduced our secured debt by over $420 million year-to-date in 2016 through net proceeds and debt assumption from dispositions as well as amortization and extinguishment of debt to lenders.
Chesterfield Mall, Midland Mall and Wausau Center with an aggregate balance of $190 million were placed into receivership during the quarter. We expect these foreclosures to be completed before year-end or in early 2017.
We are in discussions with the servicer to extend the maturity of the $70.8 million loan secured by Greenbrier Mall and hope to finalize our negotiations shortly.
Our next loan maturity is in March of 2017, for a $46.5 million loan secured by Cary Town Center. We are currently documenting our agreement with the lender to restructure the loan, lowering the 8.5% interest rate to 4%, interest only, and extending the maturity by up to four years. This property is well-located in the market and we are pursuing a game-changing redevelopment anchored by a very recognizable and in-demand retailer. We’ll announce more details as we make progress on the redevelopment plans.
The remaining $273 million of 2017 loans secured by wholly-owned properties will be evaluated closer to maturity and we will determine whether to retire the loans or refinance. We plan to refinance the $81 million of maturing joint venture loans. CBL’s share of total maturing loans of approximately $441 million carry a weighted average interest rate of 6.1%, so we have a terrific opportunity to reduce the borrowing costs and generate additional interest savings, adding to our FFO.
The progress we’ve made over the past 24 months in reducing our debt balance, improving our operating performance and growing through redevelopment gives us tremendous flexibility with our balance sheet as we look to fund our business. Our priorities going forward are to continue the progress we’ve made to enhance our credit metrics, grow EBITDA and reduce debt. I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
As I mentioned in my comments earlier, our portfolio is stronger and our balance sheet is more stable and flexible today than at any point in our company’s history. Our properties are positioned well in their markets to evolve to meet changing retailer trends and customer preferences as we add more dining, entertainment and experiential uses. We will continue to execute on the clear path we have outlined. We have exciting opportunities for growth on the horizon and look forward to ending the year by generating further success.
Thank you again for joining us this morning and we’ll now take questions.